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[Letterhead of Arthur Andersen LLP]                                   Exhibit 16


February 22, 1999



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir/Madame:

We have read Item 4 included in the Form 8-Ks dated February 17, 1999 of PG&E Corporation, Pacific Gas and Electric Company, PG&E Funding LLC, and PG&E Gas Transmission, Northwest Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


ARTHUR ANDERSEN LLP



PMS

Copy to:   Mr. Bruce R. Worthington, PG&E Corporation


                                   Exhibit 16